Exhibit 99.1

D&E COMMUNICATIONS, INC.	CONTACT:
FOR IMMEDIATE RELEASE	W. Garth Sprecher
NOVEMBER 7, 2005	Sr. Vice President and Corporate Secretary
(717) 738-8304

D&E Communications Reports Third Quarter 2005 Results

EPHRATA, PENNSYLVANIA (November 7, 2005) – D&E Communications, Inc. (“D&E”) (Nasdaq: DECC), a leading provider of broadband integrated communications services in central and eastern Pennsylvania, today announced the results of its operations for the third quarter ended September 30, 2005.

For the third quarter of 2005, the company reported total operating revenue of $44.3 million, as compared to $43.7 million in the third quarter of 2004. Net income for the third quarter was $2.4 million, or $0.17 per share, as compared to a net income of $0.7 million, or $0.05 per share, for the same period last year.

For the nine months ended September 30, 2005, the company reported total operating revenue of $131.2 million, as compared to $131.6 million in the same period last year. Net income for the nine months ended September 30, 2005 was $6.6 million, or $0.46 per share, as compared to a net loss of $0.3 million, or $0.02 per share, for the same period last year.

Included in the 2005 year to date results was a gain on investment of $2.0 million ($1.3 million, or $0.09 per common share, after tax) from the sale of our interest in PenTeleData. The 2004 year to date results included a loss on early extinguishment of debt amounting to $4.8 million ($3.3 million, or $0.21 per common share, after tax) related to the company’s refinancing of its debt in March 2004. Earnings before these items were $0.37 per share in the nine months of 2005 compared with $0.19 per share in the nine months of 2004.

“Highlights of this quarter demonstrate that we continue to make steady progress in the growth of our Digital Subscriber Lines and Competitive Local Exchange Carrier access lines,” said James W. Morozzi, President and Chief Executive Officer of D&E Communications. “Our broadband DSL subscriber count is up 74% and our CLEC lines are up 9%, offsetting the 3% loss of RLEC lines year over year from September 30, 2004 to September 30, 2005. These results indicate that, in spite of pressure on RLEC access lines from increasing competition, revenue has increased and operating income is up in the RLEC segment. Expense reduction in the RLEC has helped drive operating income up this quarter.”

“In our ISP segment”, Morozzi continued, “even though operating revenue is up, operating income is down slightly due to new capacity that has been added to handle the growth in this business. The start up of VoIP activity also increased expenses that were not being incurred in the third quarter of 2004.”

Summary Statistics

	September 30, 2005	September 30, 2004	Change	% Change
RLEC lines	135,457	140,243	(4,786)	(3.4)%
CLEC lines	40,703	37,398	3,305	8.8%
DSL Subscribers	17,375	10,008	7,367	73.6%
Dial-up Internet subscribers	8,957	12,071	(3,114)	(25.8)%
Web-hosting customers	946	901	45	5.0%

Rural Local Exchange Carrier (RLEC)

Third quarter 2005 revenues from the RLEC segment were $27.3 million, as compared to $27.1 million for third quarter 2004. This increase was due in part to a 5% to 10% increase in basic telephone rates effective August 1, 2005 and offset by fewer access lines and lower long distance revenue.

RLEC operating expenses for the third quarter were $19.4 million, compared to $20.7 million during the same period last year. This decrease was primarily related to lower expenses for contracted billing services, depreciation, maintenance contracts and operating taxes.

Competitive Local Exchange Carrier (CLEC)

For the third quarter of 2005 CLEC segment revenues were $10.4 million, compared to $9.6 million for the same period of 2004. This increase was due to increased dedicated data circuit revenue and a larger number of access lines, offset by a reduction in long distance service revenues due to a decline in the average rate per minute of use.

CLEC operating expenses for the third quarter of 2005 were $10.4 million, compared to $10.4 million for the same period last year. Wages and benefits, as well as depreciation expense, increased as a result of supporting a larger customer base. Network access expenses were lower partially from savings achieved by implementing a new agreement to provide a least-cost routing service for completion of long distance calls.

Internet Services Segment

Internet services revenues for the third quarter of 2005 were $3.3 million, as compared to $2.6 million in the third quarter of 2004, due to increased DSL revenues resulting from new customers and upgrade of dial-up customers to our DSL service. The company achieved a 27% increase in Internet services segment revenues over the prior year.

Operating expenses for the third quarter of 2005 were $3.4 million, as compared to $2.5 million for the same period of 2004, due to an increase in labor and benefits and other expenses related to the initiation of the new VoIP phone service. The direct cost of services increased as a result of a broadband capacity upgrade implemented to accommodate expected continued DSL subscriber growth. Depreciation expense increased as a result of more assets being employed, and a larger percentage of corporate overhead was charged to this segment beginning in 2005.

Systems Integration

Systems integration revenues for the third quarter of 2005 were $5.5 million, as compared to $6.2 million for the same period last year. This decrease was due mainly to a reduction in communication service revenue of $1.4 million, offset by increased computer and voice equipment sales of $0.6 million.

Third quarter 2005 operating expenses were $6.8 million, as compared to $7.3 million in the third quarter of the previous year. Reductions in labor and subcontractor services were the primary reason for decreased expenses.

On a segment-by-segment basis, the company reported the following information (in thousands):

Three months ended	RLEC	CLEC	Internet Services	Systems Integration	Corporate and Other	Eliminations	Total Company
September 30, 2005
Revenues – External	$24,936	$9,806	$3,256	$5,446	$844	$—	$44,288
Revenues – Intercompany	2,391	633	8	6	—	(3,038)	—

Total Revenues	27,327	10,439	3,264	5,452	844	(3,038)	44,288

Depreciation and Amortization	7,470	1,324	347	380	293	—	9,814
Other Operating Expenses	11,963	9,109	3,003	6,390	1,049	(3,038)	28,476

Total Operating Expenses	19,433	10,433	3,350	6,770	1,342	(3,038)	38,290

Operating Income (Loss)	$7,894	$6	$(86)	$(1,318)	$(498)	$—	$5,998

September 30, 2004
Revenues – External	$24,691	$9,212	$2,565	$6,223	$1,001	$—	$43,692
Revenues – Intercompany	2,406	389	4	18	—	(2,817)	—

Total Revenues	27,097	9,601	2,569	6,241	1,001	(2,817)	43,692

Depreciation and Amortization	7,716	1,041	280	443	244	—	9,724
Other Operating Expenses	12,955	9,397	2,192	6,894	887	(2,817)	29,508

Total Operating Expenses	20,671	10,438	2,472	7,337	1,131	(2,817)	39,232

Operating Income (Loss)	$6,426	$(837)	$97	$(1,096)	$(130)	$—	$4,460

About D&E Communications

D&E is a regional integrated communications provider offering high-speed data, Internet access, local and long distance telephone, VoIP phone, voice and data network installation and maintenance, network performance management and security, and video services. Based in Lancaster County, D&E has been serving communities in central Pennsylvania for more than 100 years. For more information, visit www.decommunications.com.

This press release contains forward-looking statements. These forward-looking statements are found in various places throughout this press release and include, without limitation, statements regarding financial and other information. These statements are based upon the current beliefs and expectations of D&E’s management concerning the development of our business, are not guarantees of future performance and involve a number of risks, uncertainties, and other important factors that could cause actual developments and results to differ materially from our expectations. Those factors include, but are not limited to, the effect of the convergence of voice, data, and video technologies on our historical competitive advantages; the increasingly competitive nature of the communications industry; the significant indebtedness of the company; and other key factors that we have indicated could adversely affect our business and financial performance contained in our past and future filings and reports, including those filed with the United States Securities and Exchange Commission. D&E undertakes no obligation to revise or update its forward-looking statements whether as a result of new information, future events, or otherwise.

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, expect per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
OPERATING REVENUES
Communication service revenues	$39,846	$39,877	$120,142	$120,261
Communication products sold	3,648	3,225	8,766	9,210
Other	794	590	2,261	2,121

Total operating revenues	44,288	43,692	131,169	131,592

OPERATING EXPENSES
Communication service expenses (exclusive of depreciation and amortization below)	16,000	17,033	49,542	48,884
Cost of communication products sold	2,836	2,547	6,625	7,372
Depreciation and amortization	9,814	9,724	29,195	29,343
Marketing and customer services	3,875	3,845	11,335	11,992
General and administrative services	5,765	6,083	19,033	19,336

Total operating expenses	38,290	39,232	115,730	116,927

Operating income	5,998	4,460	15,439	14,665

OTHER INCOME (EXPENSE)
Equity in net losses of affiliates	(29)	(576)	(142)	(1,426)
Interest expense, net of interest capitalized	(3,615)	(3,456)	(10,436)	(10,947)
Gain on investment	—	—	2,043	—
Loss on early extinguishment of debt	—	—	—	(4,841)
Other, net	762	346	2,458	1,339

Total other income (expense)	(2,882)	(3,686)	(6,077)	(15,875)

Income (loss) before income taxes and dividends on utility preferred stock	3,116	774	9,362	(1,210)

INCOME TAXES AND DIVIDENDS ON UTILITY PREFERRED STOCK

Income taxes (benefit)	708	39	2,666	(955)
Dividends on utility preferred stock	16	16	49	49

Total income taxes and dividends on utility preferred stock	724	55	2,715	(906)

NET INCOME (LOSS)	$2,392	$719	$6,647	$(304)

Weighted average common shares outstanding (basic)	14,316	14,867	14,295	15,325
Weighted average common shares outstanding (diluted)	14,342	14,910	14,316	15,325

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
Net income (loss) per common share	$0.17	$0.05	$0.46	$(0.02)

Dividends per common share	$0.13	$0.13	$0.38	$0.38

D&E COMMUNICATIONS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	September 30, 2005	December 31, 2004
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,690	$8,517
Accounts receivable, net of reserves of $590 and $1,024	16,187	16,570
Inventories, lower of cost or market, at average cost	3,767	3,523
Prepaid expenses	4,858	8,466
Other	2,478	2,465

TOTAL CURRENT ASSETS	30,980	39,541

INVESTMENTS
Investments in and advances to affiliated companies	25	52

PROPERTY, PLANT AND EQUIPMENT
In service	354,785	335,883
Under construction	13,189	8,768

	367,974	344,651
Less accumulated depreciation	185,463	162,078

	182,511	182,573

OTHER ASSETS
Goodwill	149,033	149,032
Intangible assets, net of accumulated amortization	162,950	167,396
Other	8,364	8,191

	320,347	324,619

TOTAL ASSETS	$533,863	$546,785

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Long-term debt maturing within one year	$10,000	$10,000
Accounts payable and accrued liabilities	21,312	18,701
Accrued taxes	783	1,819
Accrued interest and dividends	1,741	1,683
Advance billings, customer deposits and other	7,101	11,585

TOTAL CURRENT LIABILITIES	40,937	43,788

LONG-TERM DEBT	208,000	218,500

OTHER LIABILITIES
Deferred income taxes	84,971	86,402
Other	19,802	20,530

	104,773	106,932

PREFERRED STOCK OF UTILITY SUBSIDIARY, Series A 4 1/2%, par value $100, cumulative, callable at par at the option of the Company, authorized 20 shares, outstanding 14 shares	1,446	1,446

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, par value $0.16, authorized shares 100,000 Outstanding shares: 14,327 at September 30, 2005 and 14,268 at December 31, 2004	2,551	2,542
Additional paid-in capital	160,782	160,255
Accumulated other comprehensive income (loss)	(5,817)	(6,574)
Retained earnings	39,808	38,513
Treasury stock at cost, 1,640 shares at September 30, 2005 and December 31, 2004	(18,617)	(18,617)

	178,707	176,119

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$533,863	$546,785

D&E COMMUNICATIONS, INC AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES	$29,323	$34,824

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures, net of proceeds from sales	(22,619)	(16,554)
Collection of note receivable	1,000	—
Proceeds from sale of investment	2,900	—
Increase in investments and advances to affiliates	(115)	(446)
Decrease in investments and repayments from affiliates	—	154

Net Cash Used In Investing Activities	(18,834)	(16,846)

CASH FLOWS FROM FINANCING ACTIVITIES
Dividends on common stock	(5,116)	(5,425)
Payments on long-term debt	(10,500)	(213,640)
Proceeds from long-term debt financing	—	210,000
Payment of debt issuance costs	—	(1,971)
Proceeds from issuance of common stock	300	346
Purchase of treasury stock	—	(13,335)

Net Cash Used In Financing Activities from Continuing Operations	(15,316)	(24,025)

DECREASE IN CASH AND CASH EQUIVALENTS	(4,827)	(6,047)

CASH AND CASH EQUIVALENTS
BEGINNING OF PERIOD	8,517	12,446

END OF PERIOD	$3,690	$6,399